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                                                                    EXHIBIT 10.3


                       SUPPLEMENTAL RETIREMENT INCOME PLAN
                            FOR SALARIED EMPLOYEES OF
                              LADD FURNITURE, INC.

         The Supplemental Retirement Income Plan for Salaried Employees of LADD Furniture, Inc. (the "Plan" or the "SERP") was originally adopted effective January 1, 1990 by LADD Furniture, Inc. for the purpose of providing benefits for certain of its salaried employees. The Plan has been amended from time to time. Effective October 22, 1998, LADD Furniture, Inc. hereby amends and restates the Plan in its entirety pursuant to the terms and provisions set forth below:

                                    ARTICLE 1
                                   DEFINITIONS

         Wherever used herein the following terms shall have the meanings hereinafter set forth:

         1.1 "Actuarial Equivalent" means a benefit that is equal in value to the aggregate amounts expected to be received under the normal form of benefit payment under Section 3.2 of the Plan. Such equality in value shall be based on assumptions as to the occurrence of future events. The future events to be taken into account are mortality for Participants, mortality for Beneficiaries, and an interest discount for the time value of money. For this Plan, the actuarial assumptions are as follows:

                  (a) For benefits other than benefits to be paid in a lump sum, actuarial equivalency will be based on the 1984 Unisex Mortality Table with a 7 percent interest assumption adjusted for a 20 percent female content in the participant group and an 80 percent female content in the beneficiary group.


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                  (b) For benefits to be paid as a lump sum, actuarial
equivalency will be based upon the GAM 1983 Mortality Table and based on an interest rate assumption equal to the annual rate of interest on 30-year Treasury securities in effect as of the month that is two months before the date benefit payments commence.

         1.2 "Average Final Compensation" means a Participant's average total gross compensation (including only gross base salary and gross incentive pay under the Management Incentive Plan and the Long-Term Incentive Plan and excluding compensation from stock options, restricted stock and any other benefit or compensation program) during the three consecutive calendar Years of Service resulting in the highest such average. If a participant has less than three Years of Service, "Average Final Compensation" shall mean the Participant's average total compensation, computed on an annual basis, for all of his completed months of service as an Employee.

                  Notwithstanding the above paragraph, Average Final Compensation for any Participant shall not be less than the average total compensation of the Participant during the two consecutive Years of Service prior to 1994 resulting in the highest such average.

         1.3 "Change in Control" means the date on which the earlier of the following events occur:

                  (a) The acquisition by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock");

                  (b) The merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation;



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                  (c) The transfer of substantially all of the property of the
Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or

                  (d) The election to the Board of Directors of the Company of three directors without the recommendation or approval of the incumbent Board of Directors of the Company.

         1.4 "Committee" means the Compensation Committee of the Board of Directors of the Company.

         1.5 "Company" means LADD Furniture, Inc., a North Carolina corporation, or, to the extent provided in Section 8.9 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

         1.6 "Designated Beneficiary" means the individual or entity designated by a Participant to receive a Survivor Benefit pursuant to Article 4. If a Participant does not designate a beneficiary in writing, his Designated Beneficiary shall be (a) his spouse, if any; (b) if there is no surviving spouse, his children, per stirpes; or (c) if none, his estate.

         1.7 "Normal Retirement Date" means the date a Participant attains age
65.

         1.8 "Participant" means a salaried employee or former employee of the Company who is designated by the Committee as being eligible to participate in the Plan.

         1.9 "Plan" or "SERP" means the Supplemental Retirement Income Plan for Salaried Employees of LADD Furniture, Inc.

         1.10 "Primary Social Security Benefit" means an amount that is the monthly old-age benefit to which a Participant is or would be entitled commencing immediately following his Normal Retirement Date, or his actual retirement date, if later. Such amount shall be estimated



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based on the compensation records of the Company and shall be based on the provisions of the Social Security Act in effect on the December 31 immediately preceding, or coincident with, the Participant's separation from service with the Company. If a Participant retires after his Normal Retirement Date, the amount of the Primary Social Security Benefit shall reflect those increases, if any, authorized under such Act because of increases in the wage base or benefit levels occurring after his Normal Retirement Date, but shall not reflect any increase authorized under such Act resulting from the delayed commencement of Social Security benefits beyond age 65. If it is necessary to estimate earnings for years for which no wage history is available, it will be assumed that an employee received a six percent increase in wages each year. If a Participant separates from service prior to his Normal Retirement Date, the Participant's Primary Social Security Benefit shall be determined by assuming that the Participant's Compensation continues unchanged until his Normal Retirement Date.

                  Notwithstanding the above, a Participant may provide the Company with an actual earnings history, prepared by the Social Security Administration. If such a history is provided, the Primary Social Security Benefit shall be calculated using the actual earnings for any years for which actual wage history was previously unavailable. If the use of actual wage history results in a lower Primary Social Security Benefit, it shall be used. The actual wage history must be supplied within 180 days after a Participant's separation from service, or the date of notification of this right, if later.

         1.11 "Qualified Plan" means the Retirement Plan for Employees of LADD Furniture, Inc. and all predecessor plans.

         1.12 "Qualified Plan Retirement Benefit" means the aggregate benefit that would have been payable to a Participant from the Qualified Plan and all annuities purchased for the Participant under the Qualified Plan (whether or not a Qualified Plan is terminated) by reason of the Participant's termination of employment with the Company for any reason other than death. Such calculation shall be made based on the assumption that benefits continue to accrue under the Qualified Plan after the freezing of benefits effective December 31, 1996, and the subsequent



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termination of the Qualified Plan until the Participant's termination of employment. Such benefit shall be calculated as a ten-year certain and life thereafter annuity payable at age 65, in the amount set forth on the attached Appendix A.

         1.13 "Retirement Benefit" means the benefit payable to a Participant pursuant to the Plan by reason of his termination of employment with the Company and all affiliates for any reason other than death.

         1.14 "Survivor Benefit" means the benefit payable to a Designated Beneficiary pursuant to the Plan.

         1.15 "Surviving Spouse" means a person who is married to a Participant at the date of his death and for at least one year prior thereto.

         1.16 "Year of Service" means a calendar year in which a Participant is employed on a full-time basis by the Company or by a predecessor employer that is acquired by the Company. Participants shall be given credit for partial Years of Service on a pro rata basis.

         1.17 Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

                                    ARTICLE 2
                                   ELIGIBILITY

         2.1 Selection of Participants. All individuals who are Participants in the SERP on October 21, 1998, and who are not selected by the Committee to participate in the LADD Furniture, Inc. Executive Retirement Plan, shall continue to be Participants in the Plan. A Participant shall be eligible to receive the Retirement Benefit provided for in Article 3. The Designated Beneficiary of a Participant who dies prior to complete payment of his Retirement



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Benefit shall be eligible to receive the Survivor Benefit provided for in
Article 4. The list of Participants is set forth on Appendix A.

         2.2 Inactive Participants. If an Employee who has previously been designated by the Committee as a Participant ceases to serve the Company in an executive capacity that would normally result in the Employee being a Participant in the Plan, but the Employee remains employed by the Company, the Committee shall designate the Employee as an "Inactive Participant." The determination of whether a Participant should be designated an Inactive Participant shall be made by the Committee in its sole discretion. Any Participant designated by the Committee as an Inactive Participant pursuant to this paragraph shall have his Retirement Benefit and Survivor Benefit provided for under the Plan computed in accordance with Article 3 and, particularly,
Section 3.5

                                    ARTICLE 3
                               RETIREMENT BENEFITS

         3.1 Benefit Amount. The Retirement Benefit payable to Participant in the form of a ten-year certain and life thereafter annuity commencing on his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below:

                  (a) two percent (2%) of Average Final Compensation, multiplied by a Participant's Years of Service (maximum 25 years of service);

                  LESS

                  (b) the sum of a Participant's:

                           (i)  Qualified Plan Retirement Benefit; and
                           (ii) Primary Social Security benefit.

         The accrued benefit at any date of determination for a Participant shall equal the benefit calculated as if the Participant had reached his Normal Retirement Date on the date of determination, multiplied by the ratio of the Participant's Years of Service at the date of



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determination to his Years of Service at his Normal Retirement Date. Years of
Service shall include all years of employment with the Company or with a predecessor employer who is acquired by the Company and shall include a fraction of a year for each month worked.

         3.2 Form of Retirement Benefit. The Retirement Benefit earned by a Participant normally shall be paid in the form of a ten-year certain and life thereafter annuity. A Participant may elect one of the following alternate methods of annuity payment no later than one year prior to when the Participant becomes entitled to receive his Retirement Benefit:

                  (a) straight life annuity
                  (b) 50% joint and spousal survivor annuity
                  (c) 75% joint and spousal survivor annuity
                  (d) 100% joint and spousal survivor annuity

A Retirement Benefit which is payable to a Participant in any form other than a ten-year certain and life thereafter annuity shall be the Actuarial Equivalent of the Retirement Benefit set forth in Section 3.1. above.

         3.3 Commencement of Retirement Benefit Payments. Payment of the Retirement Benefit to a Participant shall commence on the first day of the calendar quarter beginning after the later of the Participant's (a) termination of employment; or (b) attainment of age 55. Notwithstanding this general rule, a Participant may elect to defer the commencement of benefit payments to a date not later than the first day of the month following the later of his (a) termination of employment; or (b) his attainment of age 65. Such deferral election must be made before the earlier of the amendment and restatement of this Plan or one year before the Participant becomes entitled to receive his Retirement Benefit pursuant to the preceding sentence.

         3.4 Early Retirement Benefit. If a Participant terminates employment and begins receiving Retirement Benefits prior to his Normal Retirement Date, the amount of his Retirement Benefit shall be reduced in accordance with the following schedule:


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                          Early                          Percentage of
                       Retirement                     Retirement Benefit
                       ----------                     ------------------
                           55                                 40%
                           56                                 46%
                           57                                 52%
                           58                                 58%
                           59                                 64%
                           60                                 70%
                           61                                 76%
                           62                                 82%
                           63                                 88%
                           64                                 94%
                           65                                100%


         3.5 Inactive Participants. If a Participant is designated as an Inactive Participant by the Committee pursuant to Article 2, such Participant shall cease to accrue additional benefits under the Plan. The Retirement Benefit for an Inactive Participant shall be computed based on the Years of Service credited to such Participant as of the date he became an Inactive Participant. An Inactive Participant shall continue to be subject to all of the remaining provisions of the Plan, including, without limitation, the vesting provisions of
Article 5.

         3.6 Category One Participants and Participants in Pay Status. Notwithstanding any other provision of the Plan, any Participant identified as a "Category One Participant" under the prior version of the Plan and any "Category Two Participant" who has begun receiving benefits under the Plan prior to October 22, 1998, shall continue to receive retirement benefit payments in accordance with the terms of the Plan in effect on October 21, 1998.

         3.7 Effect of Change in Control. If a Change in Control occurs, the Actuarial Equivalent of all benefits accrued under the Plan and not yet distributed shall become immediately due and payable to each Participant in a lump sum; provided that such Actuarial Equivalent shall be computed without any reduction by reason of payment being made before a Participant attains his Normal Retirement Date.



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                                    ARTICLE 4
                                SURVIVOR BENEFITS

         4.1 Pre-Retirement Survivor Benefit. If a Participant dies prior to the commencement of Retirement Benefit payments, his Designated Beneficiary shall be entitled to receive a Survivor Benefit equal to 100% of the Actuarial Equivalent of the Retirement Benefit accrued at the date of death. Such benefit shall be paid in the form of level installment payments over a ten-year period.

         4.2 Post-Retirement Survivor Benefit. If a Participant dies after the commencement of Retirement Benefit payments, the right of his Designated Beneficiary to receive a Survivor Benefit shall depend on the form in which Retirement Benefits were being paid to the Participant pursuant to Section 3.2.


                                    ARTICLE 5
                                     VESTING

         5.1 Normal Vesting. A Participant shall become vested in his Retirement Benefit upon completion of ten Years of Service and attainment of age 55, death prior to termination of employment, or termination of employment by reason of disability, as determined by the Committee. A Participant who terminates employment prior to satisfying the vesting requirements set forth in this
Section 5.1 shall not be entitled to any Retirement Benefit under the Plan.

         5.2 Vesting Upon Change in Control. Notwithstanding the other provisions of Section 5.1, all Participants shall become 100% vested upon a Change in Control.



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                                    ARTICLE 6
                           ADMINISTRATION OF THE PLAN

         6.1 Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

         6.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

                                    ARTICLE 7
                            AMENDMENT OR TERMINATION

         7.1 Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

         7.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Retirement Benefit or Survivor Benefit which has been accrued under Section 3.1 as of the date of such amendment or termination. If the Plan is terminated, Retirement Benefits and Survivor Benefits accrued as of the date the Plan is terminated shall be paid to Participants and Surviving Spouses in accordance with the terms of the Plan in effect immediately prior to the termination of the Plan.



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                                    ARTICLE 8
                               GENERAL PROVISIONS

         8.1 Funding. The Plan at all times shall be entirely unfunded as such term is defined for purposes of the Employee Retirement Income Security Act ("ERISA"). The Committee may, however, in its sole discretion at any time make provision for segregating assets of the Company for payment of any benefits hereunder and establishing a trust to hold such assets. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

         8.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit or a Qualified Plan Survivor Benefit shall also be applicable to a Retirement Benefit or a Survivor Benefit payable hereunder. Any Qualified Plan Retirement Benefit or Qualified Plan Survivor Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

         8.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

         8.4 No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.



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         8.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         8.6 Arbitration of Disputes. Any controversy or claim arising out of, or in any way relating to this Plan shall be settled by arbitration in the city of Greensboro, North Carolina, in accordance with the rules then in force of the American Arbitration Association.

         8.7 Small Benefits. If the actuarial value of any Retirement Benefit or Survivor Benefit is less than $50,000, the Company may in its sole discretion pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

         8.8 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

         8.9 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to



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continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Sections 7.2 and 7.3.

         8.10 Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocable forfeited.

         8.11 Discharge of Obligations. Any payment made under this Plan in good faith by the Company shall completely discharge the Company of any liability to any other individual who asserts a claim to such payment.

         8.12 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

         8.13 Applicable Law. The Plan shall be construed and administered under the laws of the State of North Carolina.



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         IN WITNESS WHEREOF, this Plan has been executed this the _____ day of
__________________, 19___.

                                         LADD FURNITURE, INC.



                                         By:_________________________________
                                            Chairman of the Board and
                                            Chief Executive Officer

ATTEST:

___________________________
Secretary


[CORPORATE SEAL]




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                                   APPENDIX A



         Participant                                     Qualified Plan Benefit
         -----------                                     ----------------------









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